EXHIBIT 11

                           FLEET FINANCIAL GROUP, INC.
             COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                     ($ in millions, except per share data)

                                                                   For the Three Months ended March 31,
                                           -----------------------------------------------------------------------------------
                                                            1999                                         1998
                                           -------------------------------------          ------------------------------------
                                                BASIC                DILUTED                   BASIC               DILUTED
                                           ---------------       ---------------          ---------------      ---------------
Equivalent shares:
Average shares outstanding                   568,546,007           568,546,007              567,778,128          567,778,128
Additional shares due to:
  Stock options                                       --             7,363,008                       --            7,245,164
  Warrants                                            --            12,663,411                       --           12,160,270
                                           ---------------       ---------------          ---------------      ---------------
Total equivalent shares                      568,546,007           588,572,426              567,778,128          587,183,562
                                           ===============       ===============          ===============      ===============

Earnings per share
Net income                                          $438                  $438                     $323                 $323
Less: Preferred stock dividends
  and other                                          (16)                  (16)                     (12)                 (12)
                                           ---------------       ---------------          ---------------      ---------------
Adjusted net income                                 $422                  $422                     $311                 $311
                                           ===============       ===============          ===============      ===============

Total equivalent shares                      568,546,007           588,572,426              567,778,128          587,183,562
                                           ===============       ===============          ===============      ===============

Earnings per share on net income                    $.74                  $.72                    $ .55                $ .53
                                           ===============       ===============          ===============      ===============


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